Exhibit 10.1
Summary of John H. Malanga
Employment Arrangement

Effective July 28, 2014, we entered into a verbal at-will employment arrangement with John H. Malanga, our chief financial officer, pursuant to which he is paid an annual salary of $300,000.  Mr. Malanga is also entitled to a one-time sign-on bonus, consisting of (i) $20,000 payable in cash and (ii) 2,500,000 shares of restricted stock, vesting in two equal annual installments beginning on July 28, 2015.